Exhibit 99.01

Contacts:	Media	Investors
	Brad Burns	Susan Watson
	Peter Lucht	(703) 886-5282
(800) 644-NEWS

MCI Announces Preliminary Fourth Quarter 2004 Results

ASHBURN, Va., February 14, 2005 -- MCI, Inc. (NASDAQ: MCIP) today announced preliminary results for the fourth quarter ended December 31, 2004.

Revenues in the fourth quarter were $5.0 billion, down 2 percent sequentially and 10 percent year-over-year.

Operating income before depreciation and amortization was approximately $775 million. Operating income benefited from incidental items totaling approximately $270 million, the largest of which was a $100 million gain on bankruptcy settlements and the adjustment of related reserves.

On December 31, 2004, cash, cash equivalents and investments totaled approximately $5.5 billion.

Segment Revenue

Enterprise Markets, which includes the company’s most complex, high-end accounts in business and government, generated revenue of $1.2 billion, up 1 percent sequentially and down 3 percent year-over-year.

U. S. Sales and Service (USS&S), which is comprised of Commercial Markets; Mass Markets; and Skytel, generated revenue of $2.1 billion, down 5 percent sequentially and 15 percent year-over-year. Within USS&S, Commercial Markets generated $1.0 billion of revenues, flat sequentially and down 6 percent year-over-year, while Mass Markets generated revenue of $1.2 billion, down 9 percent sequentially and 21 percent year-over-year.

The International & Wholesale Markets segment, which serves the Europe, Middle East and Africa (EMEA), Latin America and Asia Pacific regions, as well as wholesale customers, generated fourth quarter revenue of $1.6 billion, flat sequentially and down 9 percent year-over-year, including the benefit of foreign exchange.

International generated $952 million of revenue in the quarter, up 4 percent sequentially and 5 percent year-over-year. Wholesale revenue dropped to $697 million, down 4 percent sequentially and 23 percent year-over-year.

The company will announce complete fourth quarter and full-year 2004 results on February 23, 2005.

About MCI

MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone, based on the number of company-owned points of presence, and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to www.mci.com.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. Factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the Company’s filings with the Securities and Exchange Commission, including its 10-K under “Risk Factors.”

This release references certain financial measures which are deemed to be non-GAAP. The Company believes that the inclusion of these measures is important because it provides readers of the report a better view of its operating results.

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